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Exhibit 21.1
Significant Subsidiaries of PTC Therapeutics, Inc.

Jurisdiction of Incorporation or Organization
PTC Therapeutics Holdings (Bermuda) Corp. Limited	Bermuda
PTC Therapeutics International Limited	Ireland

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    Exhibit 21.1
Significant Subsidiaries of PTC Therapeutics, Inc.